Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-154966) pertaining to the Tempur-Pedic International Inc. Amended and Restated 2003 Equity Incentive Plan, in the Registration Statement (Form S-8 No. 333-111545) pertaining to the 2003 Equity Incentive Plan, the 2003 Employee Stock Purchase Plan, and the 2002 Stock Option Plan of Tempur-Pedic International Inc. of our reports dated February 11, 2009, with respect to the consolidated financial statements and schedule of Tempur-Pedic International Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Tempur-Pedic International Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

                                           /s/ Ernst & Young LLP

Louisville, Kentucky
February 11, 2009